Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 1st day of January, 2022 (the “Effective Date”), by and between Michael L. Costa (“Executive”) and Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra” or the “Company”).

WHEREAS, Executive has been appointed as Executive Vice President, Chief Financial Officer (“CFO”) and Secretary of Sabra as of the Effective Date;

WHEREAS, Executive currently serves as Sabra’s Executive Vice President – Finance and Chief Accounting Officer, but is relinquishing those offices as of the Effective Date; and

WHEREAS, Executive and Sabra desire this Agreement to be effective immediately and to govern the employment relationship between Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, any prior employment agreement or severance benefit agreement).

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Executive and Sabra agree as follows:

Section 1: Term of Employment. Sabra agrees to continue to employ Executive and Executive agrees to accept continued employment with Sabra, subject to the terms and conditions of this Agreement. Unless earlier terminated pursuant to the provisions of Sections 4 and 5 hereof, the initial term of employment of Executive under this Agreement is for a period of three (3) years, commencing on the Effective Date, and terminating on the third anniversary of the Effective Date. On the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, this Agreement shall be renewed for a one (1) year period (the period from and after the Effective Date until the termination of this Agreement is referred to as the “Term”) unless (i) earlier terminated pursuant to the provisions of Sections 4 and 5 hereof, or (ii) written notice of non-renewal is given by either party to the other at least sixty (60) days prior to the anniversary of the Effective Date occurring in any given year, in which case this Agreement shall be terminated on anniversary of the Effective Date occurring in the second year following the year in which such notice of non-renewal was provided.

Section 2: Duties and Responsibilities. As of the Effective Date, Executive is employed as Executive Vice President, CFO and Secretary. During the Term, Executive shall devote his full employment time, efforts, skills and attention exclusively to advancing and rendering profitable the business interests of Sabra, its direct and indirect subsidiaries and their lines of business; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder and as imposed by applicable laws, rules and regulations, Executive may (i) engage in charitable, civic and religious affairs and (ii), with the prior written consent of the Chief Executive Officer of Sabra (“Chief Executive Officer”), serve as a member of the board of directors of other companies, subject to the provisions of Sabra’s Corporate Governance Guidelines, as in effect from time to time. Executive agrees to report to and render such services, commensurate with his position as Executive Vice President, CFO and

Secretary, as the Chief Executive Officer may from time to time reasonably direct. In the event that Executive serves as director or senior executive officer of one or more direct or indirect subsidiaries of Sabra, he shall do so without additional compensation.

Section 3: Compensation, Benefits and Related Matters.

a.

Annual Base Salary. Sabra shall pay during the Term to Executive a base salary at an annual rate of $450,000 (“Base Salary”), such salary to be payable in accordance with Sabra’s customary payroll practices (but not less frequently than monthly). Annually during the Term, on or prior to each anniversary of the Effective Date, the Base Salary shall be reviewed for possible merit increases, and any increase in Executive’s annual base salary rate shall thereafter constitute “Base Salary” for purposes of this Agreement.

b.

Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Executive shall be entitled to receive an annual bonus (“Bonus”) in accordance with the Sabra Health Care REIT, Inc. Executive Bonus Plan (the “Plan”), as it may be amended from time to time by the Compensation Committee; provided, however, that no amendment shall be effective if it reduces the percentage of Base Salary that would constitute the target amount of the Bonus as compared to the prior year, unless such amendment has been agreed to in writing by Executive. The Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel with respect to that fiscal year (but no later than March 15 of the following calendar year). Notwithstanding the foregoing, but subject to the provisions of Section 5, in order to have earned and to be paid any such Bonus, Executive must be employed by Sabra on the date of such payment.

c.

Equity Awards. Executive shall participate in such equity incentive plans of the Company as are made available generally to senior executive officers of the Company. Any grants under such plans shall be made by the Board of Directors of Sabra (the “Board of Directors”) (or appropriate committee thereof) in its sole discretion and such plans are subject to change during the Term at the sole discretion of the Company.

d.

Retirement and Benefit Plans. During the Term, Executive shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of Sabra from time to time. Such plans, programs and arrangements are subject to change during the Term at the sole discretion of the Company.

e.	Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with Sabra’s policy for senior executive officers.

f.	Indemnification Liability/Insurance. Executive shall be entitled to indemnification by Sabra to the fullest extent permitted by applicable law and the charter and bylaws of Sabra. In addition, Sabra shall maintain during Executive’s employment customary directors’ and officers’ liability insurance and Executive shall be covered by such insurance.

g.	Taxes. All compensation payable to Executive shall be subject to withholding for all applicable federal, state and local income and employment taxes, and similar mandatory withholdings.

h.

Expenses. Executive shall be entitled to reimbursement for expenses incurred by him in connection with the discharge of his duties hereunder. All such expense reimbursement shall be subject to and shall be submitted, documented and paid in accordance with the expense reimbursement policies of the Company, as such policies may change from time to time. Executive agrees that he will provide such documentation to the Company promptly after expenses are incurred.

Section 4: Termination. Sabra may, at any time, in its sole discretion, terminate Executive as Executive Vice President, CFO and Secretary and from all other positions with Sabra and its direct and indirect subsidiaries; provided, however, that Sabra shall provide Executive with at least five (5) business days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 5. Notwithstanding any provision in Section 1 hereof, the Term shall end on the date of Executive’s termination of employment in accordance with this Agreement.

a.

Termination by Sabra for “Good Cause.” Sabra may at any time, by written notice to Executive at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Executive as Executive Vice President, CFO and Secretary and from all other positions with Sabra and its direct and indirect subsidiaries for Good Cause. Sabra may relieve Executive of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement. Payment to Executive upon a termination for Good Cause is set forth in Section 5(a). “Good Cause” for termination shall mean any one of the following:

1.

Any felony criminal conviction (including conviction pursuant to a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Chief Executive Officer, renders Executive unsuitable for the position of Executive Vice President, CFO and Secretary;

2.	Any act of financial malfeasance or financial impropriety, as determined by the Chief Executive Officer in good faith;

3.

Executive’s continued willful failure to perform the duties reasonably requested by the Chief Executive Officer and commensurate with his position as Executive Vice President, CFO and Secretary (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within ten (10) days of receipt of such demand;

4.

Any material workplace misconduct or willful failure to comply with Sabra’s general policies and procedures as they may exist from time to time by Executive which, in the good faith determination of the Chief Executive Officer, renders Executive unsuitable for the position of Executive Vice President, CFO or Secretary;

5.

Any material breach by Executive of the provisions of this Agreement which has not been cured by Executive thirty (30) days following delivery of notice to Executive specifying such material breach, or the repetition of any such material breach after it has been cured; or

6.	Any act of moral turpitude, as determined by the Chief Executive Officer in good faith.

b.

Termination by Sabra without Good Cause. Sabra may at any time, by written notice to Executive at least five (5) business days prior to the date of termination specified in such notice, terminate Executive as Executive Vice President, CFO and Secretary and from all other positions with Sabra and its direct and indirect subsidiaries. If such termination is made by Sabra other than by reason of Executive’s death, Disability (as defined in Section 4(e)) or expiration of the Term, and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Executive shall be entitled to payment in accordance with Section 5(b).

c.

Termination by Executive for Good Reason. Executive may, at any time at his option within sixty (60) days following the initial existence of the particular event or condition that constitutes Good Reason (as defined below), resign for Good Reason as Executive Vice President, CFO and Secretary and from all other positions with Sabra and its direct and indirect subsidiaries by written notice to Sabra at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that Sabra has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination. Payment to Executive upon a termination for Good Reason is set forth in Section 5(b). Executive’s continued employment shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder.

“Good Reason” shall mean the occurrence of any one of the following events or conditions without Executive’s written consent:

(i) A meaningful and detrimental reduction in Executive’s authority, duties or responsibilities or a meaningful and detrimental change in his reporting responsibilities; (ii) A material failure of Sabra to comply with the compensation provisions set forth in Sections 3(a) and 3(b) or benefits provisions set forth in Sections 3(d) through 3(f) (collectively, the “Benefits”) (other than a reduction of Benefits uniformly applicable to other members of senior management); or (iii) A material relocation of Executive’s principal work location from its current location in Orange County, California;

provided that Sabra is provided with written notice of such breach within thirty (30) days following the initial existence of the particular event or condition claimed to constitute Good Reason, (ii) Sabra fails to remedy such event or condition within thirty (30) days of receiving such written notice thereof, and (iii) Executive terminates his employment with Sabra within the time periods prescribed under this Section 4(c).

d.

Voluntary Resignation. Executive may, at any time at his option with thirty (30) calendar days written notice to Sabra, voluntarily resign without Good Reason as Executive Vice President, CFO and Secretary and from all other positions with Sabra and its direct and indirect subsidiaries. Payment to Executive upon his voluntary resignation without Good Reason is set forth in Section 5(a). Resignation from Sabra shall automatically constitute resignation from all positions of any subsidiary.

e.

Death or Disability. Executive’s employment under this Agreement and the Term shall terminate automatically as of the date of Executive’s death. Sabra may, at any time by written notice to Executive at least five (5) business days prior to the date of termination specified in such notice, terminate Executive as Executive Vice President, CFO and Secretary and from all other positions with Sabra and its direct or indirect subsidiaries by reason of his Disability. “Disability” shall mean any physical or mental condition or illness that prevents Executive from performing his duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by a physician selected by Sabra or, if Executive is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at Hoag Hospital. Payment to Executive upon his termination by reason of his death or Disability is set forth in Section 5(a).

Section 5: Payments Upon Termination.

a.

Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability. In the event of termination of employment during the Term pursuant to Sections 4(a), 4(d) or 4(e), Executive, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of Executive’s separation from service with Sabra (the “Severance Date”) and any accrued and unused paid time off through the Severance Date, which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash upon or promptly following (and in all events within thirty (30) days after) the Severance Date (collectively, the “Accrued Obligations”). In addition, in the case of a termination of employment pursuant to Section 4(e), but not Sections 4(a) or 4(d), Executive or his estate shall be paid (i) any accrued and unpaid Bonus for any prior fiscal year, which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-four (74) days after the Severance Date, and (ii) a pro rata portion of the Bonus for the fiscal year in which the termination occurs (determined by multiplying the Bonus Executive would have received, if any, based upon actual performance had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the year of termination that Executive is employed by the Company and the denominator of which is 365 or 366, as applicable), which shall be paid at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-four (74) days after the conclusion of the fiscal year to which such Bonus relates. Executive shall also receive his vested benefits in accordance with the terms of Sabra’s compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the Severance Date, except to the extent Executive may elect to continue coverage under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended. Upon a termination under Section 4(a), 4(d) or 4(e), Executive shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 5(a).

b.

Payment Upon Termination by Sabra without Good Cause or by Executive for Good Reason. In the event of a termination of Executive’s employment during the Term pursuant to Sections 4(b) or 4(c), subject to the provisions of Section 7(f):

1.

Executive shall be entitled to a severance benefit in an amount equal to (i) the sum of Executive’s then current annual Base Salary and the average of Executive’s Bonus actually earned (including the value on the vesting date of any restricted stock unit awards actually becoming payable to Executive in lieu of a cash Bonus) for the three (3) calendar years immediately preceding the calendar year in which the Severance Date occurs (the “Average Bonus”), multiplied by 1.5, plus (ii) any accrued and unpaid Bonus for any prior fiscal year, plus (iii) a pro rata portion of the Bonus for the fiscal year in which the termination occurs (determined by multiplying the Bonus Executive would have received, if any, based upon actual performance had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the year of termination that Executive is employed by the Company and the denominator of which is 365 or 366, as applicable). The amount payable pursuant to clause (i) above shall be paid to Executive in a lump sum cash payment on (or within ten (10) days following) the sixtieth (60th) day following the Severance Date. The amount payable pursuant to clause (ii) above shall be paid to Executive at the time that annual bonuses are paid to senior management personnel with respect to the applicable fiscal year, but in any event within seventy-four (74) days after the Severance Date. The amount payable pursuant to clause (iii) shall be paid to Executive at the time that annual bonuses are paid to senior management personnel with respect to the applicable fiscal year in which the Severance Date occurs, but in any event within seventy-four (74) days after the conclusion of such fiscal year.

2.

In the event such termination occurs on or within two years following the closing date of a Change in Control, Executive shall not be entitled to the amount described in Section 5(b)(1) above but shall instead be entitled to an amount equal to (i) the sum of his then current annual Base Salary and the Average Bonus, multiplied by 2, plus (ii) any accrued and unpaid Bonus for any prior fiscal year, plus (iii) a pro rata portion of the target Bonus for the fiscal year in which the termination occurs (assuming the Company achieves 100% of the financial performance target or targets for such fiscal year that are utilized in determining the amount of the Bonus and determined by multiplying the amount Executive would have received had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365 or 366, as applicable). The amounts payable pursuant to clauses (i) and (iii) above shall be paid to Executive in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Severance Date. The amount payable pursuant to clause (ii) above shall be paid to Executive at the time that annual bonuses are paid to senior management personnel with respect to the applicable fiscal year, but in any event within seventy-four (74) days after the Severance Date.

3.

Executive’s participation in any other retirement and benefit plans and perquisites shall cease as of the Severance Date, except Sabra shall pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under Sabra’s health plans for Executive and his eligible dependents (as determined under Sabra’s health plans), or, at Executive’s option (which shall be communicated by written notice to Sabra prior to the month such election is to take effect), provide a separate cash payment monthly equal to the amount of the COBRA premium until the earlier of (i) the eighteen (18)-month anniversary (or, in the case of a Change in Control termination referred to in Section 5(b)(2) above, twenty-four (24)-month anniversary) of the last day of the month in which the Severance Date occurs or (ii) the date of Executive becomes eligible to participate in a plan of another employer or (iii), as to any of his eligible dependents, the date on which the eligible dependent becomes eligible to participate in a plan of another employer. Any cash payment due to Executive pursuant to this Section 5(b)(3) shall be paid by Sabra not later than the end of the month to which such payment relates.

4.	Upon any such termination, Executive shall be entitled to receive any Accrued Obligations payable to Executive as set forth in Section 5(a).

5.

Notwithstanding the foregoing, Executive’s right to receive the severance payments described in this Section 5(b) shall be and is conditioned upon his execution and delivery of (and not revoking) a general release in favor of Sabra, which Sabra shall provide to Executive within seven (7) days following the Severance Date and shall not be inconsistent with the terms of this Agreement, and such other documents and instruments as are reasonably required by Sabra, each of which Executive shall deliver to Sabra within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law) after Sabra provides the form of release to Executive.

A termination of Executive’s employment during the Term without Good Cause (other than by reason of his death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control. In such case, Executive shall be entitled (in addition to the benefits described in Section 5(b)(1) which were triggered in connection with the original Severance Date) to the difference between the non-discounted present value of the benefits described in Section 5(b)(2) less the non-discounted present value of the benefits described in Section 5(b)(1) (each determined as of the Severance Date), which difference shall be paid to Executive upon or within thirty (30) days following the closing of such Change in Control.

c.	“Change in Control.” For purposes of this Section 5, a “Change in Control” shall occur if any of the following events occurs:

1.

Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company;

2.

Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after such merger or consolidation;

3.	Consummation of a sale or other disposition by the Company of all or substantially all of the Company’s assets;

4.

During any period of not more than two (2) consecutive years (beginning on or after the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Company (“Chapter 11 Plan”), or a liquidation under the Bankruptcy Code constitute a Change in Control and provided further that in no event shall any transaction be considered a Change in Control if it does not constitute a change in the ownership or effective control of Sabra or a change in the ownership of a substantial portion of Sabra’s assets, each within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A”). In addition, notwithstanding Sections 5(c)(1), 5(c)(2), 5(c)(3) and 5(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company, or any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock. A Change in Control shall not, by itself, constitute Good Reason hereunder.

d.

Cooperation. Following the expiration or a termination of this Agreement for any reason, Executive shall provide such cooperation as is reasonably required by the Company, including, without limitation, consulting with the Company with respect to litigation and/or matters that relate to facts and circumstances that occurred during the term of his employment by the Company, and executing such documents and instruments relating to such term of employment as are reasonably requested by Sabra.

Section 6: Reduction in Compensation to Avoid Excise Tax. Notwithstanding anything herein to the contrary, if the excise tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received (or otherwise to be received) by Executive pursuant to Section 5(b) or otherwise, including, without limitation, amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of Sabra’s incentive plans (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any accelerated vesting of stock options that then have a term of one year or less and are then under-water, then by reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of any other stock options, then by reducing or eliminating any accelerated vesting of other equity awards, and then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the related change in control event. The preceding provisions of this Section 6 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. The Company agrees that, prior to and in connection with any Change in Control, the Company will reasonably consider alternatives (if any) Executive may have to eliminate or mitigate the impact of any Excise Tax on his Total Payments.

a.

Determination of Reduction. The amount of the reduction in compensation shall be determined by an accounting firm retained by Sabra (the “Accounting Firm”) using such formulas as the Accounting Firm deems appropriate. No compensation to Executive shall be reduced pursuant to the provisions of this Section 6 if the Accounting Firm determines that the payments to Executive are not subject to an Excise Tax.

b.

Payment of Excise Tax.    If a reduction in compensation that results in no Excise Tax being payable does not result in Executive having a more positive after-tax financial position than he would have enjoyed without the reduction but with the resulting application of the Excise Tax, then, at the option of Executive, he can choose to pay the amount of the Excise Tax and avoid the reduction in compensation. The amount of the Excise Tax shall be determined by the Accounting Firm using such formulas as the Accounting Firm deems appropriate. In the event the Executive chooses to pay the Excise Tax, he will have no right of reimbursement or payment of additional compensation from the Company.

Section 7: Protection of Sabra’s Interests.

a.

Ownership of Property. Executive acknowledges and agrees that any and all property developed, discovered or created by him during the pendency of his employment by the Company, including, without limitation, any and all copyrights, trademarks, trade secrets or other intellectual property is and shall remain the sole and exclusive property of the Company and Executive hereby sells, assigns and otherwise transfers all of his right, title and interest in and to such property, if any, to the Company.

b.

Confidentiality. Executive agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to Sabra hereunder or with the prior written consent of the Board of Directors, directly or indirectly disclose to any person or organization any secret or “Confidential Information” that Executive may learn or has learned by reason of his association with Sabra and its direct and indirect subsidiaries. For purposes of all of this Section 7 only, “Sabra” shall also include Sabra’s direct and indirect subsidiaries. The term “Confidential Information” means any information not previously disclosed to the public or to the trade by Sabra’s management with respect to Sabra’s products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sabra’s products or lines of business), business plans, prospects or opportunities. Notwithstanding the foregoing, Executive may truthfully respond to a lawful and valid subpoena or other legal process, but to the extent permitted by law shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. Executive understands that nothing in this Agreement is intended to limit his right (i) to discuss the terms, wages, and working conditions of his employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such Confidential Information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Executive understands that the Company will not retaliate against him in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Executive files any type of proceeding against the Company alleging that the Company retaliated against him because of his disclosure, Executive may disclose the relevant Confidential Information to his attorney and may use the Confidential Information in the proceeding if (x) Executive files any document containing the Confidential Information under seal, and (y) Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.

c.

Exclusive Property. Executive confirms that all Confidential Information is and shall remain the exclusive property of Sabra. All business records, papers and documents kept or made by Executive relating to the business of Sabra shall be and remain the property of Sabra. Upon the expiration or termination of Executive’s employment with Sabra for any reason or upon the request of Sabra at any time, Executive shall promptly deliver to Sabra, and shall not without the consent of the Board of Directors, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Executive or coming into Executive’s possession concerning the business or affairs of Sabra.

d.

Nonsolicitation. Executive shall not, during his employment under this Agreement, and for one (1) year following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sabra or any customer, or client of Sabra to terminate his or her association or contract with Sabra, nor in any manner, directly or indirectly, interfere with the relationship between Sabra and any of such persons or entities.

e.

Non-Disparagement. Executive shall not during his employment under this Agreement and for one (1) year following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Sabra or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives. Sabra and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Executive or his reputation or that reflect negatively on Executive’s performance, skills or ability.

f.	Violation of Covenants.

1.

Without intending to limit the remedies available to Sabra, Executive acknowledges that a breach of any of the covenants in this Section 7 may result in material irreparable injury to Sabra for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sabra shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

2.

In the event that Executive breaches any of the covenants in this Section 7, Sabra shall be entitled to cease payment of any further compensation or benefits pursuant to Section 5(b) or otherwise (other than compensation payable pursuant to Sections 5(b)(1)(ii) and 5(b)(2)(ii)) and recover from

Executive any amounts paid to him pursuant to the provisions of Section 5(b)(1)(i), Section 5(b)(2)(i) or Section 5(b)(2)(iii).

Section 8: Miscellaneous Provisions.

a.

Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, any prior employment agreement or severance benefit agreement.

d.

Resolution of Disputes. Any disputes arising under or in connection with this Agreement may, at the election of Executive or Sabra, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, Executive and Sabra shall mutually select the arbitrator. If Executive and Sabra cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing herein shall limit the ability of Sabra to obtain the injunctive relief described in Section 7(f) pending final resolution of matters that are sent to arbitration.

e.

Attorneys’ Fees. Sabra shall pay or reimburse Executive on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Executive if Executive prevails on the merits of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Executive’s termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good

Reason in the event of Executive’s termination of employment during the Term for Good Reason.

f.

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied.

g.

Notice. For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Sabra:

Sabra Health Care REIT, Inc.

Attention: Board of Directors

18500 Von Karman, Suite 550

Irvine, California 92612

To Executive:

At the address last shown on the Company’s records

h.	Section 409A.

1.

If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section 5 hereof constitutes a “deferral of compensation” within the meaning of Section 409A, Executive shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section 8(h)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

2.

To the extent that any reimbursements pursuant to Sections 3(h), 5(b)(3) and 8(e) are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Sections 3(h), 5(b)(3)and 8(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that Executive receives in any other taxable year.

3.

It is intended that any amounts payable under this Agreement and Sabra’s and Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

i.

Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

j.	Successors and Assigns.

1.

This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

2.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” and “Sabra” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

k.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

l.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page to Follow]

The parties hereto have executed this Agreement as of the date first above written.

MICHAEL L. COSTA

/s/ Michael L. Costa

SABRA HEALTH CARE REIT, INC.

/s/ Richard K. Matros
By:	Richard K. Matros
Its:	Chief Executive Officer, President and Chair

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]